Exhibit 99.1

12655 North Central Expressway Suite 1000 Dallas, TX 75243 (214) 221-4610 (888) 891-9466 info@zionoil.com

April 12, 2019

John Brown

Chairman of the Board of Directors

Zion Oil and Gas

12655 North Central Expressway, Ste. 1000

Dallas, TX 75243

Dear John Brown and the Board of Directors,

The last three years have been a true journey of faith for me and one that I have absolutely loved. I felt that, as was written in Esther 4:14,“.…you have come to your royal position for such a time as this.” I felt as though God called me to Zion to help drill and complete the MJ#1 well.

Part of being a leader, though, is the recognition that the organization which you lead has needs that change through time, and now is such a time, a time of transition. It therefore seems prudent for me to step down so that I can support the Company’s efforts to attract additional talent that will help accomplish the Company’s goals for its next stage of exploration. To that end, I believe Rob Dunn meets that requirement and will be critical to the success of this next phase.

I hereby resign my positions as CEO, President, COO and Vice Chairman of the Board, effectively immediately. I love Israel, believe in Zion’s project and the science supporting it, and will always be aligned with the vision of Zion and its mission.

Zion Oil & Gas was created for a purpose, and the purpose is bigger than any one person. The continued miracles that the Lord has done are evidence of His blessing on this company (Exodus 34:10-11).

I am indebted to the family at Zion and each of its shareholders and supporters and cannot wait to see how God will continue to use Zion to share the Gospel of Jesus Christ through its exploration efforts.

Sincerely,

Dustin Guinn

“I will bless those who bless you, And I will curse him who curses you; And in you all the families of the earth shall be blessed.”

Genesis 12:3